Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ZONE MINING LIMITED

ZM ACQUISITION CORP.

DRIVEITAWAY, INC.

AND

STONEWELL PARTNERS LLP

Dated September 21, 2006

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		19
4.1	Organization and Qualification.	19
4.2	Authorization; Validity and Effect of Agreement.	19
4.3	No Conflict; Required Filings and Consents.	20
4.4	Capitalization.	20
4.5	SEC Reports and Financial Statements.	21
4.6	Transaction Fees.	21
4.7	No Undisclosed Liabilities.	21
4.8	Related Party Transactions.	21
4.9	Litigation.	22
4.10	Taxes.	22
4.11	Compliance.	22
4.12	Material Contracts.	23
4.13	Absence of Certain Changes or Events.	23
4.14	Employee Benefit Matters.	24
4.15	Questionable Payments.	24
4.16	Certain Registration Matters.	24
4.17	Investment Company.	24
4.18	Listing and Maintenance Requirements.	24

ARTICLE V CERTAIN COVENANTS		25
5.1	Conduct of Business by the Company and the Subsidiaries.	25
5.2	Access to Information.	26
5.3	Confidentiality; No Solicitation.	27
5.4	Best Efforts; Consents.	27
5.5	Further Assurances.	28
5.6	Public Announcements.	28
5.7	Notification of Certain Matters.	28
5.8	Prohibition on Trading in Company Securities.	28
5.9	Investment Letters.	28
5.10	Audited Financial Statements.	29
5.11	Additional Company Information.	29
5.12	Company Options and Warrants.	29
5.13	Parent and Company Capitalization.	30
5.14	Registration Rights.	30
5.15	Board of Directors.	30
5.16	Name Change.	30
5.17	Conduct of Business by Parent and its Subsidiaries.	31
5.18	Retirement of Parent Common Stock.	32
5.19	Stock Dividend.	33
5.20	Adoption of Stock Incentive Plan.	33

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER		33
6.1	Conditions to Obligations of the Company and the Principal Shareholder.	33
6.2	Conditions to Obligations of Parent and Merger Sub.	34
6.3	Other Conditions to Obligations of the Company, the Principal Shareholder, Parent and Merger Sub.	35

ARTICLE VII INDEMNIFICATION		36
7.1	Indemnification by the Principal Shareholder.	36
7.2	Indemnification Procedures for Third-Party Claim.	36
7.3	Indemnification Procedures for Non-Third Party Claims.	37
7.4	Limitations on Indemnification.	37
7.5	Exclusive Remedy.	37

ARTICLE VIII TERMINATION		38
8.1	Termination.	38
8.2	Procedure and Effect of Termination.	48

ARTICLE IX MISCELLANEOUS		39
9.1	Entire Agreement.	39
9.2	Amendment and Modifications.	39
9.3	Extensions and Waivers.	39
9.4	Successors and Assigns.	39
9.5	Survival of Representations, Warranties and Covenants.	40
9.6	Headings; Definitions.	40
9.7	Severability.	40
9.8	Specific Performance.	40
9.9	Expenses.	40
9.10	Notices.	40
9.11	Governing Law.	41
9.12	Arbitration.	41
9.13	Counterparts.	41
9.14	Certain Definitions.	42

Exhibits

Exhibit 3.1	Certificate of Incorporation and Bylaws of the Company

Exhibit 3.6	Financial Statements

Exhibit 3.22	Executive Summary

Exhibit 5.9	Form of Investment Letter

Exhibit 5.14	Form of Registration Rights Agreement

Schedules

Schedule 1.3(a)(iii)	Allocation of Merger Consideration
Schedule 3.3	Subsidiaries of the Company
Schedule 3.5(a)	Company Shareholders and Capitalization of the Company
Schedule 3.5(b)	Capitalization of the Subsidiaries
Schedule 3.7	Real Property
Schedule 3.8	Company Intellectual Property
Schedule 3.9	Undisclosed Liabilities
Schedule 3.10	Related Party Transactions
Schedule 3.11	Litigation
Schedule 3.12	Taxes
Schedule 3.13	Insurance
Schedule 3.14	Compliance With Laws
Schedule 3.15	Material Contracts
Schedule 3.16	Labor Relations
Schedule 3.18	Certain Changes or Events
Schedule 3.20	Employee Benefit Matters
Schedule 4.7	Undisclosed Liabilities
Schedule 4.8	Related Party Transactions
Schedule 4.9	Litigation
Schedule 4.11	Compliance With Laws
Schedule 4.12	Material Contracts
Schedule 4.13	Certain Changes or Events
Schedule 4.16	Registration Rights
Schedule 5.1	Exceptions to Conduct of Business of the Company in Ordinary Course
Schedule 5.17	Exceptions to Conduct of Business of the Parent in Ordinary Course
Schedule 6.2(j)	Anti-Dilution Warrants

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into this 21st day of September, 2006, by and among ZONE MINING LIMITED, a Nevada corporation (“Parent”), ZM ACQUISITION CORP., a Delaware corporation (“Merger Sub”), DRIVEITAWAY, INC., a Delaware corporation (the “Company”), and the Principal Shareholder (as that term is defined in Section 9.14).

Recitals

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved, and deem it advisable and in the best interests of their respective companies and shareholders to consummate a merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving company in the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, pursuant to the terms of this Agreement, upon consummation of the Merger, each issued and outstanding share (individually, a “Company Share”; and collectively, the “Company Shares”) of common stock, $0.001 par value per share (“Company Common Stock”), of the Company, shall represent the right to receive shares of common stock, $0.00001 par value per share (the “Parent Common Stock”), of the Parent.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.

(a)  The Merger.At the Effective Time (as defined in Section 1.1(b)), the Merger shall be effected and Merger Sub shall be merged with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

(b)  Effective Time.On the Closing Date (as defined in Section 2.1), the parties shall file certificates of merger (collectively, “Certificates of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificates of Merger are duly filed and accepted with the Secretary of State of the State of Delaware, respectively, or at such later time as Parent, Merger Sub and the Company shall agree and specify in the Certificates of Merger (the time the Merger becomes effective being the “Effective Time”).

(c)  Effects of the Merger.At the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the foregoing, and subject thereto, at the Effective Time, all of the property, rights, powers, privileges and franchises of the Company and Merger Sub shall be vested in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(d)  Certificate of Incorporation and Bylaws.

(i) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.

(ii) The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable law.

(e)  Officers and Directors.

The officers and directors of the Company immediately prior to the Effective Time shall be the officers and directors of the Surviving Company, and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

1.2  Conversion of Shares.

(a)  Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of the Company (the “Company Shareholders”):

(i)   Merger Sub Common Stock.Each issued and outstanding share of common stock, $0.001 par value per share, of Merger Sub, shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, $0.001 par value per share, in the Surviving Company;

(ii)    Cancellation of Treasury Securities and Parent-Owned Securities.All Company Shares that are owned by the Company as treasury securities, all Company Shares owned by any subsidiary of the Company, and any Company Shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(iii)    Conversion of Company Shares. All of the Company Shares issued and outstanding at the Effective Time shall be converted into the right to receive an aggregate of Thirteen Million Eighty Six Thousand Three Hundred Ninety Eight (13,086,398) newly issued shares of Parent Common Stock (the “Parent Shares”). All such Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Share shall cease to have any rights with respect thereto, except the right to receive the Parent Shares, without interest or dividends. Schedule 1.3(a)(iii) attached hereto sets forth the allocation of the Merger consideration payable to the Company Shareholders hereunder.

(b)  Exchange of Certificates. Each Company Shareholder shall deliver to Parent any certificate evidencing a Company Share and receive in exchange therefor that number of Parent Shares equal to the product of Thirteen Million Eighty Six Thousand Three Hundred Ninety Eight (13,086,398) and a fraction, the numerator of which is the number of Company Shares held by such Company Shareholder at the Effective Time and the denominator of which is the total number of Company Shares issued and outstanding at the Effective Time (such fraction, the “Company Ownership Percentage”). If, after the Effective Time, certificates for the Company Shares that were outstanding immediately prior to the Effective Time shall be delivered to the Company or Parent, such Company Shares shall be exchanged for the Parent Shares to be received in connection with the Merger as provided in Section 1.2(a)(iii).

(c)  Distributions With Respect to Unexchanged Shares. No interest or dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the Company Shares represented thereby, and no cash payment in lieu of fractional Company Shares shall be paid to any such holder.

(d)  No Further Ownership Rights in Company Shares. From and after the Effective Time, the holders of certificates evidencing ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided for herein or by applicable law.

(e)  No Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of certificates representing Company Shares, no dividend or distribution of Parent shall relate to such fractional interests and such fractional interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each Company Shareholder who would otherwise have been entitled to receive a fraction of a Parent Closing Share (after taking into account all certificates delivered by such Company Shareholder) shall receive that number of Parent Shares that such holder would have received if such fractional Parent Closing Share was rounded up to the nearest whole number.

(f)  Lost, Stolen or Destroyed Certificates. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, Parent will issue in exchange for such lost, stolen or destroyed certificate the Parent Shares to which such Person is entitled pursuant to this Agreement.

(g)  Transfer Books. The stock transfer books of the Company shall be closed immediately at the Effective Time and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. If, after the Effective Time, certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 1.2.

(h)       Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of issued and outstanding shares of Parent Common Stock shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period (other than the stock dividend contemplated by Section 5.19), the number of Parent Shares shall be adjusted appropriately.

1.3  Dissenters’ Rights.

Notwithstanding any provision of this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Company Shareholder that has not voted in favor of the Merger or consented thereto in writing and who has properly delivered a written notice of demand for appraisal of such Company Shares in accordance with Section 262 of the DGCL, if Section 262 of the DGCL provides for appraisal rights for such Company Shares in the Merger (the “Dissenting Company Shares”), shall not be converted into the right to receive Parent Shares unless and until such Company Shareholder fails to perfect or effectively withdraws or loses its right to appraisal and payment under Section 262 of the DGCL. The Company shall give Parent: (i) prompt notice of any notice or demands for appraisal or payment for Company Shares received by the Company, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

1.4  Board and Shareholder Approval

(a)  The Company’s Board of Directors shall approve this Agreement and the Merger, recommend that the Company Shareholders approve this Agreement and the Merger, and submit this Agreement and the Merger to the Company Shareholders for approval. Promptly after executing this Agreement, the Company, acting through its Board of Directors, shall take all such action as may be necessary to seek approval of this Agreement and the Merger by the Company Shareholders in accordance with all applicable requirements of the DGCL. The Principal Shareholder shall vote all shares of Company Common Stock held by it, and exercise all contractual rights it may have to cause the other holders of the Company Common Stock to approve this Agreement and the Merger. The Company shall provide a copy of this Agreement to all Company Shareholders, together with the form of investment letter attached hereto as Exhibit 5.9, informing each that this Agreement and the Merger has been approved by the Board of Directors of the Company.

(b)  The Company and Merger Sub shall cause to occur all corporate action necessary on behalf of either of them to approve and effect the Merger and the other transactions contemplated hereby and shall approve the Merger and this Agreement in accordance with all applicable provisions of the DGCL. The Board of Directors of the Merger Sub shall approve the Merger and this Agreement, declare its advisability and submit it for approval to Parent as the sole shareholder of Merger Sub by written consent in accordance with all applicable provisions of the DGCL. The Board of Directors of Parent shall approve the Merger and this Agreement in accordance with all applicable provisions of the NGCL and, as the sole shareholder of Merger Sub, shall consent in writing to approve the Merger and this Agreement in accordance with all applicable revisions of the DGCL.

1.5  Subsequent Actions.

If, at any time after the Effective Time, the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of the Surviving Company shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments, assurances, and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in the Surviving Company or otherwise to carry out the transactions contemplated by this Agreement.

1.6  Company Options and Warrants.

(a)  As of the Effective Time, all Company Options and Warrants (as defined in Subsection 3.5(a) hereof), whether vested or unvested, including the Company’s 2000 Equity Compensation Plan (the “2000 Stock Plan”) and the Company’s 2004 Stock Option Plan (the “2004 Stock Plan”), insofar as they relate to options outstanding under such plans as of the Closing, shall be assumed by Parent. Immediately after the Effective Time, each Company Option and Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute an option or warrant, as the case may be, to acquire, on the same terms and conditions as were applicable under such Company Option and Warrant at the Effective Time, such number of shares of Parent Common Stock as is equal to the number of Company Shares subject to the unexercised portion of such Company Option and Warrant multiplied by 2.8877 (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Company Option and Warrant shall be equal to the exercise price of such Company Option and Warrant immediately prior to the Effective Time, divided by 2.8877 (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Company Options and Warrants shall otherwise remain unchanged.

(b)  As soon as practicable after the Effective Time, Parent or the Surviving Company shall deliver to the holders of Company Options and Warrants appropriate notices setting forth such holders’ rights pursuant to such Company Options and Warrants, as the case may be, as amended by this Section 1.6 and the agreements evidencing such Company Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.6 and such notice).

(c)  Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options and Warrants assumed in accordance with this Section 1.6.

ARTICLE II

THE CLOSING

2.1  Closing Date.

Subject to satisfaction or waiver of all conditions precedent set forth in Article VI of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of the Company at 10:00 a.m., local time on (a) the later of: (i) the first Business Day following the day upon which all appropriate Parent and Merger Sub corporate action and Company action has been taken in accordance with Articles I and V, respectively, of this Agreement; or (ii) the day on which the last of the conditions precedent set forth in Article VI of this Agreement is fulfilled or waived; or (b) at such other time, date and place as the parties may agree, but in no event shall such date be later than October 31, 2006 (the “Outside Date”), unless such date is extended by the requirements of law or the mutual agreement of the parties.

2.2  Closing of the Merger.

At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)  The Company shall deliver or cause to be delivered to Parent and Merger Sub the following documents and/or shall take the following actions:

(i) A true and complete list of all holders of record of Company Shares issued and outstanding on and as of the Closing setting forth the name, address, and number of Company Shares held by each and the number of Parent Shares to be issued to each holder at Closing;

(ii) Certificates evidencing all of the Company Shares held by the Principal Shareholder and by any other Company Shareholder desiring to receive Parent Shares at the Closing;

(iii) Any agreements between the Company Shareholders and the Company relating to the Company Shares;

(iv) The officer’s certificate described in Section 6.2(c);

(v) An incumbency certificate signed by all of the executive officers of the Company dated at the Closing Date;

(vi) A certificate of good standing from the Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that the Company is in good standing under the laws of the State of Delaware;

(vii) Certificate of incorporation of the Company certified by the Secretary of State of the State of Delaware at or about the Closing Date and bylaws of the Company certified by the Secretary of the Company at or about the Closing Date;

(viii) Resolutions of the board of directors and shareholders of the Company dated at or about the Closing Date authorizing the Merger, certified by the Secretary of the Company;

(ix) The investment letters described in Section 5.9;

(x)  The Audited Financial Statements (as defined in Section 5.10);

(xi) The Additional Company Information (as defined in Section 5.11);

(xii) The Registration Rights Agreement executed by the Company Shareholders described in Section 5.14;

(xiii) All consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and to effectuate the transactions contemplated hereby in form, scope and substance reasonably satisfactory to Parent; and

(xiv) All approvals, consents, permits and waivers of Governmental Authorities and any Person necessary for the consummation of the transactions contemplated by this Agreement and no such approval, consent, permit or waiver of any Governmental Authority or such other third party shall contain any term or condition that Parent in its reasonable discretion determines to be unduly burdensome.

(b)  Parent and Merger Sub shall deliver or cause to be delivered to the Company the following documents and shall take the following actions:

(i) Certificates evidencing all of the Parent Shares issuable with respect to the Company Shares delivered pursuant to Section 2.2(a)(ii);

(ii) The officer’s certificates described in Section 6.1(c);

(iii) An incumbency certificate signed by all of the executive officers of Parent dated at the Closing Date;

(iv) An incumbency certificate signed by all of the executive officers of Merger Sub dated at the Closing Date;

(v) A certificate of good standing from the Secretary of State of the State of Nevada, dated at or about the Closing Date, to the effect that Parent is in good standing under the laws of the State of Nevada;

(vi) A certificate of good standing from the Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that Merger Sub is in good standing under the laws of the State of Delaware;

(vii) Articles of incorporation of Parent certified by the Secretary of State of the State of Nevada at or about the Closing Date and the bylaws of Parent certified by the Secretary of Parent at or about the Closing Date;

(viii) Certificate of incorporation of Merger Sub certified by the Secretary of State of the State of Delaware at or about the Closing Date and bylaws of Merger Sub certified by the Secretary of Merger Sub at or about the Closing Date;

(ix) Resolutions of the board of directors of Parent dated at or about the Closing Date authorizing the Merger, certified by the Secretary of Parent; and

(x) Resolutions of the board of directors and the sole shareholder of Merger Sub dated at or about the Closing Date authorizing the Merger, certified by the Secretary of Merger Sub.

(c)  Each of the parties to this Agreement shall have otherwise executed whatever documents and agreements, provided whatever consents or approvals and shall have taken all such other actions as are required under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE PRINCIPAL SHAREHOLDER

The Company and the Principal Shareholder, jointly and severally, hereby make the following representations and warranties to Parent and Merger Sub:

3.1  Organization and Qualification.

The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own and operate its businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. The Company is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the certificate of incorporation and bylaws of the Company, as amended the date, are attached hereto as Exhibit 3.1.

3.2  Authorization; Validity and Effect of Agreement.

(a)  The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the Merger have been duly authorized by its board of directors and, subject to the approval by the Company Shareholders, all other necessary company action on the part of the Company and no other Company proceedings on the part of the Company are necessary to authorize this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)  The Principal Shareholder has the full capacity, power and authority to enter into this Agreement and the other agreements contemplated hereby to which the Principal Shareholder is a party and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and hereof. This Agreement and the other agreements contemplated hereby to which the Principal Shareholder is a party have been, or will be, duly authorized, executed and delivered by the Principal Shareholder and are the legal, valid and binding obligations of the Principal Shareholder, enforceable against the Principal Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except for the approval of this Agreement and the Merger by the Company's Shareholders, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by the Company or the Principal Shareholder in connection with the execution, delivery or performance by the Company or the Principal Shareholder of this Agreement.

3.3  Company Subsidiaries.

Attached hereto as Schedule 3.3 is a complete and accurate list of the Company’s subsidiaries (the “Subsidiaries”). The Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with the requisite corporate power and authority to own and operate their respective businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. The Subsidiaries are duly qualified as foreign companies or other entities to do business and are in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

3.4  No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder, nor the consummation of the Merger, shall: (i) conflict with the Company’s certificate of incorporation or bylaws; (ii) conflict with any Subsidiary’s articles of incorporation or bylaws; (iii) violate any statute, law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective assets or properties; or (iv) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or its Subsidiaries under, or result in the creation or imposition of any Liens upon any properties, assets or business of the Company or its Subsidiaries under, any Material Contract or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties is bound or encumbered except, in the case of clauses (ii), (iii) & (iv), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

3.5  Capitalization.

(a)  Attached hereto as Schedule 3.5(a) is a complete and accurate list of (i) the Company Shareholders and each holder (“Company Option Holder”) of options and warrants (“Company Options and Warrants”) of the Company, (ii) the number and class of issued and outstanding Company Shares and Company Options and Warrants owned by such Company Shareholders or Company Option Holders, as applicable, on the date of this Agreement, and (iii) the exercise price, date of grant, vesting schedules and number of shares of Company Common Stock issuable upon the exercise of each of the Company Options and Warrants. The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 7,000,0000 shares of preferred stock (“Company Preferred Stock”). There are currently issued and outstanding 4,531,822 shares of Company Common Stock, and Company Options and Warrants to acquire 1,598,422 shares of Company Common Stock. No shares of Company Preferred Stock are currently outstanding. The Company Shares and Company Options and Warrants represent all of the outstanding equity interests in the Company. All of the Company Shares have been validly authorized and issued and are fully paid and non-assessable, and the Company has reserved on its books and records, for future issuance, the shares of Company Common Stock issuable under the exercise of the Company Options and Warrants. Except for this Agreement or as set forth on Schedule 3.5(a), there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any Company Common Stock. Except for the Investors Rights Agreement, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of Company Common Stock, and there is no indebtedness of the Company having general voting rights issued and outstanding. Except for this Agreement or as set forth on Schedule 3.5(a), there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding Company Common Stock. Except as set forth in this Agreement or as set forth on Schedule 3.5(a), the Company has no Company Common Stock reserved for issuance.

(b)  Attached hereto as Schedule 3.5(b) is a complete and accurate list authorized and outstanding equity interests of the Subsidiaries. All equity interests of the Subsidiaries outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.

(c)  The Principal Shareholder owns and holds, beneficially and of record, the entire right, title, and interest in and to the Company Shares set forth opposite the Principal Shareholder’s name on Schedule 3.5(a), free and clear of all Liens and Encumbrances, other than those arising under the Investors Rights Agreement. The Principal Shareholder has full power and authority to vote the Company Shares owned by him or her and to approve the transactions contemplated by this Agreement. The Principal Shareholder has the full power and authority to vote, transfer and dispose of the Company Shares owned by it pursuant to this Agreement, free and clear of any Lien or Encumbrance of any kind or nature whatsoever other than restrictions under the Securities Act and applicable state securities laws. At the Closing, Parent will acquire good title to the Company Shares, free and clear of all Liens and Encumbrances. Other than the transactions contemplated by this Agreement and the Share Repurchase Agreement, there is no outstanding vote, plan, pending proposal, or other right of any Person to acquire, or to cause the redemption of, the Company Shares or to effect the merger or consolidation of the Company with or into any other Person.

3.6  Financial Statements.

True and complete copies of the Company’s consolidated balance sheet at December 31, 2005 and June 30, 2006 and consolidated income statements and statements of cash flows for the fiscal years ended December 31, 2004 and 2005 and the six months ended June 30, 2006, are attached hereto as Exhibit 3.6 (collectively, the “Financial Statements”). The Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of the Company and its Subsidiaries at the dates or for the periods set forth therein. The Financial Statements were prepared from and in accordance with the books and records of the Company and its Subsidiaries, as applicable, but were not necessarily prepared in accordance with GAAP.

3.7  Properties and Assets.

The Company and its Subsidiaries have good and marketable title to, valid leasehold interests in, or the legal right to use, and hold free and clear of all Liens and Encumbrances, all of the assets, properties and leasehold interests reflected in the Financial Statements (the “Assets”), except for those sold or otherwise disposed of since the date of the Financial Statements in the ordinary course of business consistent with past practice and not in violation of this Agreement, and except for Permitted Encumbrances. All Assets of the Company and its Subsidiaries that are material to the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear. The Company and its Subsidiaries have delivered to Parent or otherwise made available, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to all real property used in conducting the businesses of the Company and the Subsidiaries to which the Company or the Subsidiaries is a party (collectively, the “Real Property”), all of which are identified on Schedule 3.7. There are no pending or, to the Knowledge of the Company or any of the Subsidiaries, threatened condemnation proceedings relating to any of the Real Property. Except as set forth on Schedule 3.7, none of the real property improvements (including leasehold improvements), equipment and other Assets owned or used by the Company or its Subsidiaries is subject to any commitment or other arrangement for their sale or use by any Affiliate of the Company or its Subsidiaries, or by third parties. To the Knowledge of the Principal Shareholder, the Company’s leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or threatened zoning or use or building restriction which would interfere with the present or any intended use by the Company of any of such leased real estate. Such leases are valid and binding and in full force and effect, and the Company is not in default thereunder as to the payment of rent or otherwise. The consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

3.8  Intellectual Property.

(a)  Schedule 3.8 lists all Intellectual Property used in or relied upon and directly or indirectly in the conduct of the Company’s or any of Subsidiaries’ business or operations in the ordinary course consistent with past practice (the “Company Intellectual Property”). Except as disclosed in Schedule 3.8, (i) the Company or its Subsidiaries are the owners of all of the Company Intellectual Property free and clear of any royalty or other payment obligation, lien or charge, or have sufficient rights to use such Company Intellectual Property under a valid and enforceable license agreement, (ii) there are no agreements that restrict or limit the use of the Company Intellectual Property by the Company or its Subsidiaries, (iii) to the extent that the Company Intellectual Property owned or held by the Company or its Subsidiaries are registered with the applicable authorities, record title to such Company Intellectual Property is registered or applied for in the name of the Company or of its Subsidiaries, and (iv) the Principal Shareholder has no interest in the Company Intellectual Property.

(b)  The Company’s and Subsidiaries’ rights to the Company Intellectual Property are valid and enforceable, and the Company Intellectual Property and the products and services of the Company and its Subsidiaries do not infringe upon Intellectual Property rights of any person or entity in any country. Except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Company Intellectual Property rights have been taken through the date hereof. There exists no impediment that would impair the Company’s rights to conduct its business or the business of its Subsidiaries after the Effective Time as it relates to the Company Intellectual Property.

(c)  The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect the Company Intellectual Property which is material to their respective businesses and, where applicable, to preserve the confidentiality of the Company Intellectual Property.

(d)  Neither the Company nor any of its Subsidiaries has received any notice of claim that any of such Company Intellectual Property has expired, is not valid or enforceable in any country or that it infringes upon or conflicts with the intellectual property rights of any third party, and no such claim or infringement or conflict, whenever filed or threatened, currently exists.

(e)  Neither the Company nor any of the Subsidiaries has given any notice of infringement to any third party with respect to any of the Company Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any of the Company Intellectual Property, and no claim or controversy with respect to any such alleged infringement currently exists.

(f)  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger will not: (i) constitute a breach by the Company or the Subsidiaries of any instrument or agreement governing any Company Intellectual Property owned by or licensed to the Company or any of the Subsidiaries; (ii) pursuant to the terms of any license or agreement relating to any Company Intellectual Property, cause the modification of any terms of any such license or agreement, including, but not limited to, the modification of the effective rate of any royalties or other payments provided for in any such license or agreement; (iii) cause the forfeiture or termination of any Company Intellectual Property under the terms thereof; (iv) give rise to a right of forfeiture or termination of any Company Intellectual Property under the terms thereof; or (v) impair the right of the Company, the Subsidiaries, the Surviving Company or Parent to make, have made, offer for sale, use, sell, export or license any Company Intellectual Property or portion thereof pursuant to the terms thereof.

3.9  No Undisclosed Liabilities.

Except as disclosed in the Financial Statements or Schedule 3.9, neither the Company nor any of its Subsidiaries has any material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

3.10  Related Party Transactions.

Except as provided on Schedule 3.10:

(a)  There is no indebtedness between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than the Company or any of its Subsidiaries) of the Company or the Subsidiaries, on the other hand, other than usual and customary advances made in the ordinary course of business;

(b)  No officer, director or Affiliate of the Company or any of its Subsidiaries provides or causes to be provided any assets, services (other than services as an, officer, manager, director or employee) or facilities to the Company or any of its Subsidiaries;

(c)  Neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any officer, director or Affiliate of the Company or any of its Subsidiaries (other than as reasonably necessary for them to perform their duties as officers, directors or employees);

(d)  Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate of the Company or any of its Subsidiaries; and

(e)  No officer, director or Affiliate of the Company or any of its Subsidiaries has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries competes or has a business relationship other than an ownership interest that represents less than five percent (5%) of the outstanding equity interests in a publicly traded company.

3.11  Litigation.

Except for the matters set forth in Schedule 3.11, there is no action, claim, suit, litigation, proceeding, or governmental investigation (“Action”) instituted, pending or threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company or its Subsidiaries, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

3.12  Taxes.

Except as set forth in Schedule 3.12, the Company and its Subsidiaries have timely filed (or have had timely filed on their behalf) with the appropriate tax authorities all tax returns required to be filed by them or on behalf of them, and each such tax return was complete and accurate in all material respects, and the Company and its Subsidiaries have timely paid (or have had paid on their behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to the Company’s Knowledge, against the Company or any Subsidiary or with respect to any Assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon the Assets.

3.13  Insurance.

Schedule 3.13 sets forth a list of all of the Company’s key-man life insurance policies and other insurance policies material to the current and proposed business of the Company. The Company maintains insurance covering its assets, business, equipment, properties, operations, employees, officers, directors and managers with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full and the Company is in full compliance with the terms and conditions of such policies. The Company has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business. None of such policies are subject to cancellation by virtue of the consummation of the Merger. There is no claim by the Company pending under any of such policies as to which coverage has been questioned or denied.

3.14  Compliance.

Except as disclosed on Schedule 3.14, the Company and its Subsidiaries are in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries hold all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

3.15  Material Contracts.

Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract. The Material Contracts constitute all of the material agreements and instruments that are necessary and desirable to operate the business as currently conducted by the Company and its Subsidiaries and as contemplated to be conducted. True, correct and complete copies of each Material Contract described and listed on Schedule 3.15 will be made available to Parent within ten (10) Business Days prior to the Closing. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither the Company or its Subsidiaries, nor, to the best of its Knowledge, any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Merger will not result in an impairment or termination of any of the rights of the Company or any of its Subsidiaries under any Material Contract. None of the terms or provisions of any Material Contract materially and adversely affects the business, prospects, financial condition or results of operations of the Company.

3.16  Labor Relations.

Except as described on Schedule 3.16, as of the date of this Agreement (i) there are no activities or proceedings of any labor union to organize any non-unionized employees of the Company or any of its Subsidiaries; (ii) there are no unfair labor practice charges and/or complaints pending against the Company or any of its Subsidiaries before the National Labor Regulations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iii) there is no strike, slowdown, work stoppage or lockout, or threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements. There are no controversies pending or threatened between the Company and its Subsidiaries and any of their respective employees, except for such controversies that would not be reasonably likely to have a Material Adverse Effect.

3.17  Environmental Matters.

Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by the Company and its Subsidiaries in connection with their respective businesses; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with their respective businesses; (iii) have not received notice of any part or present violations of Environmental Laws in connection with their respective businesses, or of any spill, release, event, incident, condition or action or failure to act in connection with their respective businesses that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Action against the Company or its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with the Company’s or its Subsidiaries’ respective businesses; and (iv) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries thereunder in connection with their respective businesses.

3.18  Absence of Certain Changes or Events.

Except as set forth on Schedule 3.18 or as otherwise contemplated by this Agreement, since December 31, 2005, (i) there has been no change or development in, or effect on, the Company or any of its Subsidiaries that has or could reasonably be expected to have a Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of Assets other than in the ordinary course of business, (iii) neither the Company nor any of its Subsidiaries any has paid any dividends or distributed any Assets to any officer, director or shareholder of the Company, (iv) neither the Company nor any of its Subsidiaries has acquired any material amount of Assets except in the ordinary course of business, nor acquired or merged with any other business, (v) neither the Company nor any of its Subsidiaries has waived or amended any of their respective material contractual rights except in the ordinary course of business, and (vi) neither the Company nor any of its Subsidiaries has entered into any agreement to take any action described in clauses (i) through (v) above.

3.19  Investment Intent.

The Parent Shares being acquired by the Principal Shareholder in connection with the Merger are being acquired for the Principal Shareholder’s own account for investment purposes only and not with a view to, or with any present intention of, distributing or reselling any of such Parent Shares. The Principal Shareholder acknowledges and agrees that the Parent Shares have not been registered under the Securities Act or under any state securities laws, and that the Parent Shares may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities laws, except pursuant to an available exemption from such registration. The Principal Shareholder also acknowledges and agrees that neither the SEC nor any securities commission or other Governmental Authority has (a) approved the transfer of the Parent Shares or passed upon or endorsed the merits of the transfer of the Parent Shares, this Agreement or the Merger; or (b) confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement. The Principal Shareholder has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Parent Shares, and the Principal Shareholder has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon Parent for legal or tax advice related to this investment.

3.20  Employee Benefit Matters.

Except as set forth in Schedule 3.20, neither the Company nor any Subsidiaries are a party to, or since their respective inceptions have been a party to, any Employee Benefit Plans, programs, arrangements or agreements, whether formal or informal, whether in writing or otherwise, with respect to which the Company or a Subsidiary has or may have any obligation or that are maintained, contributed to or sponsored by the Company or the Subsidiary for the benefit of any current or former director, officer or employee of the Company or the Subsidiary. Neither the Company nor any Subsidiary has a current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any of its retired, former or current employees. There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code and, except as contemplated by this Agreement, no employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Merger. Neither the Company nor any Subsidiary has any express or implied commitment to: (i) create, incur liability with respect to or cause to exist any Employee Benefit Plan, program, arrangement or agreement; or (ii) enter into any contract or agreement to provide compensation or benefits to any individual.

3.21  Brokers and Finders Fees.

Neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or managers has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders fees in connection with the Merger for which the Company or any of its Subsidiaries has or could have any liability.

3.22  Company Information

(a)  The Company has provided Parent with an executive summary (the “Executive Summary”) describing the Company’s current and proposed business, principal customers, market opportunity, products and financial projections. The Company has also provided Parent with information regarding its directors and officers (including involvement in any legal proceedings, or being the subject of any investigation by, or proceeding of, any Governmental Authority or self regulatory organization such as the NASD). A true and correct copy of the Executive Summary is attached hereto as Exhibit 3.22. The Company and the Principal Shareholder understand that the Executive Summary will be used by Parent in connection with the offer and sale of securities of Parent, that Parent will rely upon the Executive Summary without independent investigation or verification thereof, that Parent will assume no responsibility for the accuracy or completeness of the Executive Summary, and that the Company and the Principal Shareholder will be solely responsible for the contents of the information contained therein.

(b)  The Company and the Principals Shareholder represent and warrant that the Executive Summary does not, as of the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation and warranty is made that the Executive Summary contains all of the information that would be relevant to an investor in deciding whether to purchase securities of Parent, Merger Sub, or the Company; provided further, that, while the financial projections were prepared by the Company in good faith on the basis of the assumptions set forth therein, the Company does not represent or warrant that the financial condition, results of operations or cash flows contained in the financial projections will be realized. If at any time prior to the Closing an event occurs as a result of which the Executive Summary (as then amended or supplemented) would or might include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify Parent promptly; provided, that the Company shall have no obligation to update any financial projections contained in the Executive Summary. The Company and the Principal Shareholder authorize Parent to provide the Executive Summary to potential investors.

3.23  Termination of Business Relationships.

No supplier of the Company which cannot be replaced on commercially reasonable terms has evidenced to the Company or the Principal Shareholder any intention to cancel or terminate its business relationship with the Company. No key employee of the Company has notified the Company or the Principal Shareholder of his or her intent or desire to terminate employment with the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby make the following representations and warranties to the Company and the Principal Shareholder:

4.1  Organization and Qualification.

Parent and Merger Sub are duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization, with the corporate power and authority to own and operate their respective business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Parent and Merger Sub are duly qualified as foreign corporations or other entities to do business and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.

4.2  Authorization; Validity and Effect of Agreement.

Parent and Merger Sub have the requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the Company and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger have been duly authorized by their respective boards of directors and all other necessary corporate action on the part of the Company and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3  No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance by Parent or Merger Sub of their respective obligations hereunder, nor the consummation of the Merger, will: (i) conflict with Parent’s articles of incorporation or bylaws; (ii) conflict with Merger Sub’s certificate of incorporation or bylaws; (iii) violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of the properties or assets of Parent; or (iv) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or Merger Sub, or result in the creation or imposition of any Lien upon any properties, assets or business of Parent or Merger Sub under, any Material Contract or any order, judgment or decree to which Parent is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

4.4  Capitalization.

(a)  The authorized capital stock of Parent consists of 100,000,000 shares of common stock, $0.00001 par value per share, and 100,000,000 shares of preferred stock, $0.00001 par value per share, There are issued and outstanding 3,250,000 shares of Parent Common Stock. No shares of preferred stock are currently outstanding. All shares of capital stock of Parent outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights. The Parent Common Stock represents all of the outstanding equity interests in Parent. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any Parent Common Stock or preferred stock of Parent. There are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of Parent Common Stock, and there is no indebtedness of Parent having general voting rights issued and outstanding. Except for this Agreement, there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding Parent Common Stock. Except as set forth in Agreement, Parent has no Parent Common Stock reserved for issuance.

(b)  The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, $0.001 par value per share, of which 100 shares are issued and outstanding and owned of record and beneficially by Parent. All shares of capital stock of Merger Sub outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any common stock or preferred stock of Merger Sub. There are no voting trusts or other agreements or understandings to which Merger Sub is a party with respect to the voting of common stock of Merger Sub, and there is no indebtedness of Merger Sub having general voting rights issued and outstanding. There are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding shares of common stock of Merger Sub. Merger Sub has no common stock reserved for issuance.

4.5  SEC Reports and Financial Statements.

Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including any financial statements or schedules included therein: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. All of the financial statements included in the Parent SEC Documents have been prepared from, and are in accordance with, the books and records of Parent, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of Parent as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

4.6  Transaction Fees.

Neither Parent or Merger Sub, nor any of their respective officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Merger for which Parent or Merger Sub has or could have any liability.

4.7  No Undisclosed Liabilities.

Except as disclosed in the Parent SEC documents or on Schedule 4.7, neither Parent nor any of its subsidiaries has any material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of Parent, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

4.8  Related Party Transactions.

Except as provided on Schedule 4.8:

(a)  There is no indebtedness between Parent or any of its subsidiaries, on the one hand, and any officer, director or Affiliate of Parent or the subsidiaries, on the other hand, other than usual and customary advances made in the ordinary course of business;

(b)  No officer, director or Affiliate of Parent or any of its subsidiaries provides or causes to be provided any assets, services (other than services as an, officer, manager, director or employee) or facilities to the Parent or any of its subsidiaries;

(c)  Neither Parent nor any of its subsidiaries provides or causes to be provided any assets, services or facilities to any officer, director or Affiliate of Parent or any of its subsidiaries (other than as reasonably necessary for them to perform their duties as officers, directors or employees);

(d)  Neither Parent nor any of its subsidiaries beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate of Parent or any of its subsidiaries; and

(e)  No officer, director or Affiliate of Parent or any of its subsidiaries has any direct or indirect ownership interest in any Person with which Parent or any of its subsidiaries competes or has a business relationship other than an ownership interest that represents less than five percent (5%) of the outstanding equity interests in a publicly traded company.

4.9  Litigation.

Except for the matters set forth in Schedule 4.9, there is no Action instituted, pending or threatened against Parent or any of its subsidiaries that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Parent or its subsidiaries, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

4.10  Taxes.

Parent and its subsidiaries have timely filed (or have had timely filed on their behalf) with the appropriate tax authorities all tax returns required to be filed by them or on behalf of them, and each such tax return was complete and accurate in all material respects, and Parent and its subsidiaries have timely paid (or have had paid on their behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to Parent’s Knowledge, against Parent or any subsidiary or with respect to any Assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon the Assets.

4.11  Compliance.

Except as disclosed on Schedule 4.11, Parent and its subsidiaries are in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Neither Parent nor any of its subsidiaries have received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Parent and its subsidiaries hold all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

4.12  Material Contracts.

Except as set forth in the Parent SEC Documents or on Schedule 4.12, neither Parent nor any of its subsidiaries is a party to or bound by any Parent Material Contract. The Parent Material Contracts constitute all of the material agreements and instruments that are necessary and desirable to operate the business as currently conducted by Parent and its subsidiaries and as contemplated to be conducted. True, correct and complete copies of each Parent Material Contract described and listed on Schedule 4.12 will be made available to the Company within ten (10) Business Days prior to the Closing. All of the Parent Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Parent Material Contracts have performed all obligations required to be performed to date under such Parent Material Contracts, and neither Parent or its subsidiaries, nor, to the best of its Knowledge, any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Merger will not result in an impairment or termination of any of the rights of Parent or any of its subsidiaries under any Parent Material Contract. None of the terms or provisions of any Parent Material Contract materially and adversely affects the business, prospects, financial condition or results of operations of Parent or its subsidiaries.

4.13  Absence of Certain Changes or Events.

Except as set forth on Schedule 4.13 or as otherwise contemplated by this Agreement, since the date of the most recent audited financial statements included in the Parent SEC Documents, (i) there has been no change or development in, or effect on, Parent or any of its subsidiaries that has or could reasonably be expected to have a Material Adverse Effect, (ii) neither Parent nor any of its subsidiaries has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of their assets, properties or other leasehold interests ("Parent Assets") other than in the ordinary course of business, (iii) neither Parent nor any of its subsidiaries any has paid any dividends or distributed any Parent Assets to any officer, director or shareholder of Parent or its subsidiary, (iv) neither Parent nor any of its subsidiaries has acquired any material amount of Parent Assets except in the ordinary course of business, nor acquired or merged with any other business, (v) neither Parent nor any of its subsidiaries has waived or amended any of their respective material contractual rights except in the ordinary course of business, and (vi) neither Parent nor any of its subsidiaries has entered into any agreement to take any action described in clauses (i) through (v) above.

4.14  Employee Benefit Matters.

Neither Parent nor any subsidiaries are a party to, or since their respective inceptions have been a party to, any employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or otherwise, with respect to which Parent or a subsidiary has or may have any obligation or that are maintained, contributed to or sponsored by Parent or the subsidiary for the benefit of any current or former director, officer or employee of Parent or the subsidiary.

4.15  Questionable Payments.

Neither Parent, nor its subsidiaries, nor, to the Knowledge of Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of Parent or its subsidiaries, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.16  Certain Registration Matters.

Except as set forth on Schedule 4.16 attached hereto, Parent has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of Parent registered with the SEC or any other Governmental Authority that have not been satisfied.

4.17  Investment Company.

Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.18  Listing and Maintenance Requirements.

Parent is in compliance with the listing and maintenance requirements for continued listing of the Parent Common Stock on the trading market on which the shares of Parent Common Stock are currently listed or quoted. The issuance of the Parent Shares under this Agreement does not contravene the rules and regulations of the trading market on which the shares of Parent Common Stock are currently listed or quoted, and no approval of the stockholders of Parent is required for Parent to issue and deliver the Parent Shares to the holders of the Company Shares as contemplated by this Agreement.

ARTICLE V

CERTAIN COVENANTS

5.1  Conduct of Business by the Company and the Subsidiaries.

(a)  Except (i) as expressly permitted by this Agreement, (ii) as required by applicable law or any Material Contract to which the Company or any of its Subsidiaries is a party or by which any Asset is bound, (iii) with the consent of Parent or (iv) as set forth on Schedule 5.1, during the period commencing with the date of this Agreement and continuing until the Closing Date, the Company and its Subsidiaries shall conduct their business in all material respects in the ordinary and usual course consistent with past practice and use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties and keep available the services of their respective present officers and employees.

(b)  Without limiting the generality of Section 5.1(a), during the period commencing with the date of this Agreement and continuing until the Closing Date, neither the Company nor any of its Subsidiaries shall, without the consent of the Parent:

(i) adopt or propose any change in their respective certificates of incorporation, bylaws or other constitutional documents, except for changes which would not have Material Adverse Effect;

(ii) (A) issue, authorize or sell any equity or debt securities, (B) issue, authorize or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity or debt securities, (C) split, combine, reclassify or make any other change in their respective issued and outstanding equity or debt securities, (D) redeem, purchase or otherwise acquire any of their respective equity or debt securities, or (E) declare any dividend or make any distribution with respect to their equity or debt securities;

(iii) (A) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of their respective directors, officers, employees or managers other than increases in compensation in the ordinary course of business and consistent with past practice and that are not material in the aggregate, (B) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, employee or manager, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this Agreement, (C) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer, employee or manager or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice, or (D) commit themselves to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement, or adopt or amend or commit themselves to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

(iv) (A) enter into, extend, renew or terminate any Material Contract, or make any change in any Material Contracts, (B) reclassify any assets or liabilities, or (C) do any other act that (x) would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect, or (y) could reasonably be expected to have a Material Adverse Effect;

(v) (A) sell, transfer, lease or otherwise dispose of any Assets other than in the ordinary course of business consistent with prior practice, (B) create or permit to exist any new Lien or Encumbrance on any Assets, (C) assume, incur or guarantee any obligation for borrowed money other than in the ordinary course of business consistent with past practices, (D) enter into any joint venture, partnership or other similar arrangement, (E) make any investment in or purchase any securities of any Person, (F) incur any indebtedness or issue or sell any new debt securities, enter into any new credit facility, (G) make any capital expenditures other than in the ordinary course of business consistent with past practice, or (H) merge or consolidate with any other Person or acquire any other Person or a business, division or product line of any other Person (except as provided for in this Agreement);

(vi) make any change in any method of accounting or accounting practice except as required (a) by reason of a concurrent change in law, SEC guidelines or GAAP, or (b) by reason of a change in the Company’s or any of its Subsidiaries’ method of accounting practices that, due to law, SEC guidelines or requirements, or GAAP, requires a change in any method of accounting or accounting practice; or

(vii) settle or compromise any material Tax liability, make or change any material Tax election, or file any tax return other than a tax return filed in the ordinary course of business and prepared in a manner consistent with past practice.

5.2  Access to Information.

At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article VIII, and in each case subject to Section 5.3 below, each party hereto shall provide to the other party (and the other party’s authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

5.3  Confidentiality; No Solicitation.

(a)  Confidentiality. Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Merger in strict confidence, shall not use such information except for the sole purpose of evaluating the Merger and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Merger (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Article VIII, each party shall immediately return to the other party all such information, all copies thereof and all information prepared by the receiving party based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subsection (a). Notwithstanding anything contained herein to the contrary, in the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

(b)  No Solicitation. Except as otherwise contemplated in this Agreement, neither the Company nor any Subsidiary shall, directly or indirectly, solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any negotiations or agreements relating to, the sale or exchange of all or a substantial part of the Assets. The Company shall promptly notify Parent if any such proposal or offer, or any inquiry or contact with any Person or entity with respect thereto, is made.

5.4  Best Efforts; Consents.

Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with the others in connection with the foregoing, including using its reasonable efforts to (i) obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the consummation of the Merger, (ii) make all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iii) lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the Merger, (iv) effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) fulfill all conditions to this Agreement. Each of Parent, Merger Sub and the Company shall use all reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Merger.

5.5  Further Assurances.

Subject to Section 5.4, each of the parties hereto agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Merger, including, but not limited to: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) to the extent consistent with the obligations of the parties set forth in Section 5.4, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

5.6  Public Announcements.

Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement, and shall not issue any other press release or make any other public statement without the prior written consent of the other parties, except as may be required by law or, with respect to Parent, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the National Association of Securities Dealers.

5.7  Notification of Certain Matters.

Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

5.8  Prohibition on Trading in Company Securities.

The Company and the Principal Shareholder acknowledge that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any Person who has received material non-public information relating to Parent from purchasing or selling securities of Parent, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of Parent. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, neither the Company nor the Principal Shareholder shall purchase or sell any securities of Parent, or communicate such information to any other Person.

5.9  Investment Letters.

Prior to the Closing, the Company shall request investment letters in the form attached hereto as Exhibit 5.9 (the "Investment Letters") from each Company Shareholder listed on Schedule 3.5(a).

5.10  Audited Financial Statements.

At the Closing, the Company shall deliver to Parent a consolidated balance sheet at December 31, 2005 and consolidated income statements and statements of cash flows for the fiscal years ended December 31, 2005 and 2004, audited by an SEC-registered independent accountant, and shall have its consolidated balance sheets, income statements and statements of cash flows for each interim period subsequent to December 31, 2005, reviewed by an SEC-registered independent accountant (collectively, the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) shall present fairly in all material respects the financial position and results of operations and cash flows of the Company at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with all applicable SEC rules and regulations (except as otherwise indicated therein). The Audited Financial Statements shall be prepared from and in accordance with the books and records of the Company. The Company shall cause its independent accountant to consent to Parent’s use of and reliance on the Audited Financial Statements as may be required in connection with any filings made by Parent under the United States federal securities laws.

5.11  Additional Company Information.

At the Closing, the Company shall deliver to Parent, written information regarding the Company, its business, properties, liquidity and capital resources, officers, directors, principal shareholders, material pending litigation and any and all such other matters as Parent shall request (collectively, the “Additional Company Information”) and that Parent is required file with the SEC under applicable United States federal securities laws including, but not limited to, Items 2.01(f) and 5.01(a)(8) of SEC Form 8-K.

5.12  Company Options and Warrants.

The Company covenants and agrees that:

(a)  All shares of Company Common Stock subject to issuance under the Company Options and Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized and validly issued, fully paid and non-assessable, and free of preemptive rights;

(b)  At and immediately prior to the Closing, with the exception of this Agreement and the Company Options and Warrants, there shall be no outstanding (i) options, warrants, agreements, conversion rights, preemptive rights, or other rights to purchase or otherwise acquire any Company Common Stock, or (ii) obligations of any Person to repurchase, redeem or otherwise acquire any Company Common Stock; and

(c)  At and immediately prior to the Closing, there shall be no (i) voting trusts or other agreements or understandings to which any Company Shareholder shall be a party with respect to the voting of the Company Common Stock, or (ii) issued and outstanding indebtedness of the Company having general voting rights.

(d)  Prior to the Closing, the Company shall take all actions reasonably necessary to amend the 2000 Stock Plan and the 2004 Stock Plan to limit the number of shares available for issuance under each such plan to that number of shares that have been granted by the Company as of the date hereof.

5.13  Parent and Company Capitalization.

(a)  Immediately prior to the Closing, the Company shall update Section 3.5(a) to reflect any changes in the capitalization of the Company occurring after the date hereof and prior to the Closing.

(b)  Immediately prior to the Closing, Parent shall update Section 4.4 to reflect any changes in the capitalization of the Parent occurring after the date hereof and prior to the Closing.

5.14  Registration Rights.

The Parent Shares to be issued to the Company Shareholders shall have the registration rights set forth in a registration rights agreement, substantially in the form attached hereto as Exhibit 5.14 (the “Registration Rights Agreement”).

5.15  Board of Directors.

On or before the Closing, Parent shall take all necessary action to (i) increase the size of its Board of Directors to three (3) and to appoint David M. Sola, John F. Possumato and David A. Ishag (the “Company Designees”) to serve as directors of Parent, effective as of the Closing; and (ii) obtain the resignation of all of its directors and officers, and appoint David M. Sola, John F. Possumato and Michael C. Farkas to serve as Parent’s Chief Executive Officer, President and Chief Financial Officer, respectively, effective as of the Closing. Parent shall comply with and immediately take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 5.15, including mailing to its shareholders, the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Company Designees to be appointed to Parent’s Board of Directors on or before the Closing (the “Information Statement”). The Company shall supply Parent with all information with respect to, and be solely responsible for all information with respect to, the Company, the Company Designees and its officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

5.16  Name Change.

On or before the Closing, Parent shall take all such action to change the name of Parent to Driveitaway, Inc., effective as of the Closing Date.

5.17  Conduct of Business by Parent and its Subsidiaries.

(a)  Except (i) as expressly permitted by this Agreement, (ii) as required by applicable law or any Parent Material Contract to which Parent or any of its subsidiaries is a party or by which any Parent Asset is bound, (iii) with the consent of the Company or (iv) as set forth on Schedule 5.17, during the period commencing with the date of this Agreement and continuing until the Closing Date, Parent and its subsidiaries shall conduct their business in all material respects in the ordinary and usual course consistent with past practice and use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties and keep available the services of their respective present officers and employees.

(b)  Without limiting the generality of Section 5.17(a), during the period commencing with the date of this Agreement and continuing until the Closing Date, neither Parent nor any of its subsidiaries shall:

(i) adopt or propose any change in their respective articles of incorporation, bylaws or other constitutional documents, except for changes which would not have Material Adverse Effect;

(ii) (A) issue, authorize or sell any equity or debt securities, (B) issue, authorize or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity or debt securities, (C) split, combine, reclassify or make any other change in their respective issued and outstanding equity or debt securities, (D) redeem, purchase or otherwise acquire any of their respective equity or debt securities, or (E) declare any dividend or make any distribution with respect to their equity or debt securities;

(iii) (A) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of their respective directors, officers, employees or managers other than increases in compensation in the ordinary course of business and consistent with past practice and that are not material in the aggregate, (B) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, employee or manager, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this Agreement, (C) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer, employee or manager or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice, or (D) commit themselves to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement, or adopt or amend or commit themselves to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

(iv) (A) enter into, extend, renew or terminate any Parent Material Contract, or make any change in any Parent Material Contracts, (B) reclassify any assets or liabilities, or (C) do any other act that (x) would cause any representation or warranty of Parent in this Agreement to be or become untrue in any material respect, or (y) could reasonably be expected to have a Material Adverse Effect;

(v) (A) sell, transfer, lease or otherwise dispose of any Parent Assets other than in the ordinary course of business consistent with prior practice, (B) create or permit to exist any new Lien or Encumbrance on any Parent Assets, (C) assume, incur or guarantee any obligation for borrowed money other than in the ordinary course of business consistent with past practices, (D) enter into any joint venture, partnership or other similar arrangement, (E) make any investment in or purchase any securities of any Person, (F) incur any indebtedness, issue or sell any new debt securities, enter into any new credit facility or make any capital expenditures, or (G) merge or consolidate with any other Person or acquire any other Person or a business, division or product line of any other Person (except as provided for in this Agreement);

(vi) make any change in any method of accounting or accounting practice except as required (a) by reason of a concurrent change in law, SEC guidelines or GAAP, or (b) by reason of a change in Parent’s or any of its subsidiaries’ method of accounting practices that, due to law, SEC guidelines or requirements, or GAAP, requires a change in any method of accounting or accounting practice; or

(vii) settle or compromise any material Tax liability, make or change any material Tax election, or file any tax return other than a tax return filed in the ordinary course of business and prepared in a manner consistent with past practice.

(c)  Notwithstanding anything contained herein to the contrary, Parent shall be expressly permitted to take any and all actions reasonably necessary to consummate the following activities:

(i) the issuance of secured convertible debentures and warrants to Trident Growth Fund, L.P. for an aggregate purchase price of $1,000,000 upon terms and conditions reasonably satisfactory to the Company (the “Trident Financing”);

(ii) a private placement of Parent’s securities to certain accredited investors for an aggregate investment amount of at least $1,000,000 upon terms and conditions reasonably satisfactory to the Company (the “Private Placement”); and

(iii) the declaration and payment of the stock dividend contemplated by Section 5.19.

5.18  Retirement of Parent Common Stock.

On or before the Closing, but prior to declaring the stock dividend as contemplated in Section 5.19 hereof, Parent shall take such action as may be necessary to retire or surrender for cancellation 650,000 shares of Parent Common Stock upon terms which create no liability or continuing obligation of Parent for the payment of consideration as of the Closing.

5.19  Stock Dividend.

Parent shall promptly take such action as may be reasonably necessary to have its Board of Directors declare a dividend of three (3) shares of Parent Common Stock for every one (1) share of Parent Common Stock, such dividend to have a record date preceding the Closing Date.

5.20  Adoption of Stock Incentive Plan.

On or before the Closing, Parent shall adopt a stock incentive plan (the “2006 Stock Plan”) providing for the issuance of options, restricted shares, stock appreciation rights and/or other equity incentive awards (collectively, “Awards”) to acquire an aggregate of up to 4,135,390 shares of Parent Common Stock after the Closing. Of such Awards, Three Million One Hundred Sixty Two Thousand Five Hundred (3,162,500) (the "Performance Awards") shall only become exercisable in the event the Company achieves EBIT of at least $2,000,000 during the fiscal year ending December 31, 2007. For the purpose of this Section 5.20, “EBIT” shall mean the Company’s earnings before interest (including, for the avoidance of doubt, before amortization expenses incurred in connection with the Company’s financing activities) and taxes derived from the audited financial statements as reported by Parent in its annual report with the SEC for the fiscal year ending December 31, 2007.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1  Conditions to Obligations of the Company and the Principal Shareholder.

The obligations of the Company and the Principal Shareholder to consummate the Merger shall be subject to the fulfillment, or written waiver by the Company or the Principal Shareholder, at or prior to the Closing, of each of the following conditions:

(a)  The representations and warranties of Parent and Merger Sub set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that the representations and warranties set forth in Section 4.4 shall be updated as provided in Section 5.13(b);(c)  Notwithstanding anything contained herein to the contrary, Parent shall be expressly permitted to take any and all actions reasonably necessary to consummate the following activities:

(b)  Parent and Merger Sub shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub, respectively, on or prior to the Closing Date;

(c)  Parent shall have delivered to the Company an officer’s certificate of each of Parent and Merger Sub to the effect that the conditions set forth in Section 6.1(a) and (b) have been satisfied;

(d)  Parent shall have delivered to the Company Shareholders any certificates evidencing the Parent Shares in accordance with Section 2.2(b)(i);

(e)  Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date;

(f)  Parent shall have maintained its status as a Company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing;

(g)  Parent shall have consummated the Trident Financing and loaned a portion of the net proceeds of that financing to the Company upon mutually acceptable terms and conditions;

(h)  At least $1,000,000 shall have been deposit into an escrow account for the benefit of Parent in connection with the Private Placement;

(i)  Parent shall have adopted the 2006 Stock Plan; and

(j)  The Company Shareholders shall have approved the Merger in accordance with the DGCL.

6.2  Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment or written waiver by Parent or Merger Sub, at or prior to the Closing, of each of the following conditions:

(a)  The representations and warranties of the Company and the Principal Shareholder set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that the representations and warranties set forth in Section 3.5(a) shall be updated as provided in Section 5.13(a);

(b)   The Company and the Principal Shareholder shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by the Company or the Principal Shareholder on or prior to the Closing Date;

(c)  The Company shall have delivered to Parent and Merger Sub a certificate of the Secretary of the Company and the Principal Shareholder to the effect that the conditions set forth in Section 6.2(a) and (b) hereof have been satisfied;

(d)  The Company shall have delivered to Parent and Merger Sub any certificates evidencing the Company Shares and any agreement relating to the Company Shares in accordance with 2.2(a)(i) & (ii);

(e) The Company shall have delivered to Parent and Merger Sub the Audited Financial Statements described in Section 5.10;

(f)  The Company shall have delivered to Parent and Merger Sub the Additional Company Information described in Section 5.11;

(g)  Parent and Merger Sub shall have completed a due diligence review of the business, operations, financial condition and prospects of the Company and shall have been satisfied with the results of their due diligence review in their sole and absolute discretion;

(h)  The Company Shareholders shall have approved the Merger in accordance with the DGCL;

(i)  No Company Shareholder shall have asserted any dissenters’ rights under the DGCL;

(j)  The Company shall have caused those warrants identified on Schedule 6.2(j) to be terminated;

(k)  The Company shall have caused that certain Share Repurchase Agreement to be terminated;

(l)  The Company shall have obtained the consent from each holder of a Company Option or Warrant to the amendment of such Company Option or Warrant pursuant to Section 1.6 of this Agreement (unless such consent is not required under the terms of the applicable agreement, instrument or plan); and

(m)  The Company shall have delivered to Parent Investment Letters from each of the Company Shareholders identified in Schedule 3.5(a).

6.3  Other Conditions to Obligations of the Company, the Principal Shareholder, Parent and Merger Sub.

The obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the fulfillment, or written waiver by each of Parent, Merger Sub and the Company, at or prior to the Closing, of each of the following conditions:

(a)  All director, shareholder, lender, lessor and other parties’ consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state Governmental Authorities, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Merger shall have been secured; and

(b)  No statute, rule, regulation, executive order, decree, preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or restricts the consummation of the Merger.

ARTICLE VII

INDEMNIFICATION

7.1  Indemnification by the Principal Shareholder.

During the period commencing on the Closing Date and ending on the date that is the later of (x) six (6) months after the Closing Date and (y) the date on which Parent files its Form 10-KSB (including audited financial statements) for the year ending December 31, 2006 with the SEC, the Principal Shareholder shall indemnify and hold harmless Parent and Merger Sub (each an “Indemnified Party”), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) suffered by such Indemnified Party resulting from or arising out of any knowing (i) inaccuracy in or breach of any of the representations or warranties made by the Company or the Principal Shareholder at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) breach or nonfulfillment of any covenants or agreements made by the Company or the Principal Shareholder, and (iii) misrepresentation made by the Company or the Principal Shareholder, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Company or the Principal Shareholder pursuant hereto or in connection with the Merger.

7.2  Indemnification Procedures for Third-Party Claim.

(a)  Upon obtaining knowledge of any Claim by a third party that has given rise to, or is expected to give rise to, a claim for indemnification hereunder, Parent shall give written notice (“Notice of Claim”) of such claim or demand to the Principal Shareholder, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 7.2(b) hereof, no failure or delay by Parent in the performance of the foregoing shall reduce or otherwise affect the obligation of the Principal Shareholder to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Principal Shareholder’s ability to defend against, settle or satisfy any Claims for which the Indemnified Party is entitled to indemnification hereunder; provided, however, that in no event shall such failure or delay extend the period in which a claim for indemnification can be made by an Indemnified Party hereunder.

(b)  If the claim or demand set forth in the Notice of Claim given by Parent pursuant to Section 7.2(a) hereof is a claim or demand asserted by a third party, the Principal Shareholder shall have fifteen (15) days after the date on which the Notice of Claim is delivered to notify Parent in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Principal Shareholder elects to defend such third party claim or demand, Parent shall make available to the Principal Shareholder and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Principal Shareholder in the defense of, such third party claim or demand, and so long as the Principal Shareholder is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Principal Shareholder elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand at the Principal Shareholder’s expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Principal Shareholder of both the Principal Shareholder and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Principal Shareholder will pay the fees and expenses of such counsel. If the Principal Shareholder does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Principal Shareholder’s expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of or defend any such third party claim or demand; (ii) such Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Principal Shareholder under the agreements of indemnification set forth in this Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of the Principal Shareholder, which consent shall not be unreasonably withheld or delayed.

(c)  The Company and the Principal Shareholder, and Parent, Merger Sub and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

7.3  Indemnification Procedures for Non-Third Party Claims.

In the event any Indemnified Party should have an indemnification claim against the Principal Shareholder under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Principal Shareholder in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Principal Shareholder shall not relieve the Principal Shareholder from any liability that it may have to such Indemnified Party, except to the extent that the Principal Shareholder has been actually prejudiced by such failure; provided, however, that in no event shall such failure extend the period in which a claim for indemnification can be made by an Indemnified Party hereunder. If the Principal Shareholder does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Principal Shareholder disputes such claim, such claim specified by the Principal Shareholder in such notice shall be conclusively deemed a liability of the Principal Shareholder under this Article VII. If the Principal Shareholder disputes their liability with respect to such claim in a timely manner, the Principal Shareholder and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be submitted to arbitration pursuant to Section 9.12.

7.4  Limitations on Indemnification.

(a)  No claim for indemnification under this Article VII shall be asserted by an Indemnified Party, and no liability for such indemnify shall be enforced against the Principal Shareholder, to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VII from the Principal Shareholder, such Indemnified Party shall promptly repay to the Principal Shareholder such amount recovered; provided, however, that in no event shall the amount repaid to the Principal Shareholder exceed the amount paid by the Principal Shareholder under this Article VII.

(b)  The aggregate liability of the Principal Shareholder under this Article VII shall be limited to ten percent (10%) of the Parent Shares issued to the Principal Shareholder hereunder. The Principal Shareholder's liability with respect to any Claim under this Article VII shall be limited to the obligation to surrender to the Parent for cancellation such number of Parent Shares as is equal to the amount obtained by dividing (i) the dollar amount of such Claim by (ii) the price per share for Parent Common Stock paid by the investors in the Private Placement (which price per share shall be, in the case of securities convertible into or exchangeable for, shares of Parent Common Stock, the effective price per share determined by mutual agreement of Parent and the Company).

7.5  Exclusive Remedy.

The indemnification provisions of this Article VII (i) shall be the exclusive remedy following the Closing with respect to breaches of the representations and warranties set forth in this Agreement, (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise, and (iii) are intended to be comprehensive and not to be limited by any requirements of law concerning prominence of language or waiver of any legal right under any law (including, without limitation, rights under any workers compensation statute or similar statute conferring immunity from suit). The obligations of the parties set forth in this Article VII shall be conditioned upon the Closing having occurred.

ARTICLE VIII

TERMINATION

8.1  Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual consent of Parent, Merger Sub, the Company and the Principal Shareholder;

(b)  by any of Parent, Merger Sub, the Company or the Principal Shareholder if the Closing shall not have occurred on or before the Outside Date;

(c)  by Parent, Merger Sub, the Company or the Principal Shareholder if any Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Merger and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

(d)  by Parent, Merger Sub, the Company or the Principal Shareholder upon written notice to the other party if any of the conditions to the Closing set forth in Section 6.3 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Parent, Merger Sub, the Company, or the Principal Shareholder, respectively;
(e)  by Parent or Merger Sub upon written notice to the Company if any of the conditions to the Closing set forth in Section 6.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Parent; or

(f)  by the Company or the Principal Shareholder upon written notice to Parent if any of the conditions to the Closing set forth in Section 6.1 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by the Company or the Principal Shareholder.

8.2  Procedure and Effect of Termination.

In the event of termination of this Agreement pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Merger shall be abandoned without any further action by the parties hereto; provided, however, that if such termination shall result from the failure of a party to perform a covenant, obligation or agreement in this Agreement or from the breach by Parent, Merger Sub, the Company or the Principal Shareholder of any representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. If this Agreement is terminated as provided herein:

(a)  each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Merger, whether obtained before or after the date hereof; and

(b)  each party agrees that all Confidential Information received by Parent and Merger Sub, on the one hand, or the Company and the Principal Shareholder, on the other hand, with respect to the other party, this Agreement or the Merger shall be kept confidential notwithstanding the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1  Entire Agreement.

This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.2  Amendment and Modifications.

This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought. This Agreement may be amended by the Boards of Directors of Parent, Merger Sub and the Company at any time prior to the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, subject to the limitations set forth in Section 251(d) of the DGCL.

9.3  Extensions and Waivers.

At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

9.4  Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties hereto; provided, that Stonewell Partners LLP may, prior to the Closing, assign its rights and delegate its obligations under this Agreement to Stonewell Ventures, LP, a UK limited partnership, or to another Affiliate to which it has transferred all of its Company Shares, in each case without the consent of the other parties to this Agreement, provided, that Stonewell Ventures, LP or such other Affiliate delivers to the other parties to this Agreement an agreement to be bound by this Agreement as the Principal Shareholder. In such event, Stonewell Partners LLP shall have no further rights or obligations under this Agreement. Except as provided in Article VII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.5  Survival of Representations, Warranties and Covenants.

The representations and warranties contained herein shall survive the Closing and shall thereupon terminate on the later of (i) six (6) months after the Closing Date and (ii) the date on which Parent files its Form 10-KSB (including audited financial statements) for the year ending December 31, 2006 with the SEC. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

9.6  Headings; Definitions.

The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to sections or articles contained herein mean sections or articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

9.7  Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

9.8  Specific Performance.

The parties hereto agree that in the event the Company fails to consummate the Merger in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Parent and Merger Sub shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

9.9  Expenses.

Whether or not the Merger is consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Merger, including any legal and other costs and expenses incurred in compliance with the terms of this Agreement, shall be paid by the party incurring such expenses.

9.10  Notices.

All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

If to the Company or Merger Sub:	with a copy to:
Zone Mining Limited C202 9801 King George Highway Surrey, British Columbia Canada V3T 5H6 Attention: Chief Executive Officer	Fox Rothschild LLP 997 Lenox Drive, Building 3 Lawrenceville, NJ 08648 Attention: Vincent A. Vietti, Esquire
If to the Company or the Principal Shareholders:	with a copy to:
Driveitaway, Inc. 213 West Institute Place Chicago, IL 60610 Attention: Chief Executive Officer	Buchanan Ingersoll & Rooney PC 1835 Market Street, 14th Floor Philadelphia, PA 19103 Attention: Brian S. North, Esq.

9.11  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the DGCL shall apply to the internal corporate governance of the Company or Merger Sub and to the extent that the NGCL shall apply to the internal corporate governance of Parent.

9.12  Arbitration.

If a dispute arises as to the interpretation of this Agreement, it shall be decided in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration then in effect at the time of the dispute. The arbitration shall take place in the State of Delaware. The decision of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.

9.13  Counterparts.

This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

9.14  Certain Definitions.

As used herein:

(a)  “Affiliate” shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

(b)  “Business Day” shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in New York City;

(c)  “Confidential Information” shall mean the existence and contents of this Agreement and the schedules and exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party that, prior to or following the Closing Date, has been disclosed by the Company or any Subsidiary, on the one hand, or Parent or Merger Sub, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

(d)  “Employee Benefit Plan” shall mean: (i) each bonus, stock option, stock purchase, incentive compensation, deferred compensation and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA); (iii) each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (v) each employment, retention, termination, severance, change of control or compensation agreement; and (vi) each other employee benefit plan, fund, program, agreement or arrangement that is, in each case, sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary or any third party, or to which the Company, any Subsidiary or any third party is party, whether written or otherwise, for the benefit of any director, employee or former employee of the Company or any Subsidiary;

(e)  “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

(f)  “Environmental Law” shall mean any applicable statute, rule, regulation, law, bylaw, ordinance or directive of any Governmental Authority dealing with the pollution or protection of natural resources, the indoor or ambient environment, or the protection of human health or safety;

(g)  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(h)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(i)  “GAAP” shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied;

(j)  “Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

(k)  “Intellectual Property” shall mean all of the following: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, domain names, maskworks, logos, trade names and corporate names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) computer software, together with all translations, adaptations, derivations and combinations thereof (including data and related documentation), (vi) all other proprietary rights, and (vii) all copies and tangible embodiments thereof (in whatever form or medium);

(l)  "Investors Rights Agreement" shall mean the Second Amended and Restated Investors Rights Agreement dated as of September 23, 2005 by and among the Common Stockholders identified therein, Ben Franklin Technology Partners of Southeastern Pennsylvania, Stonewell Partners LLP, and the Company, as amended from time to time.

(m)  “Knowledge” shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

(n)  “Liens” shall mean liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances, or any agreements (other than this Agreement) to do any of the foregoing, of any nature whatsoever, whether consensual, statutory or otherwise;

(o)  “Material Adverse Effect” shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity and its subsidiaries, if any, which is material to the applicable entity and its subsidiaries, if any, taken as a whole;

(p)   “Material Contract” shall mean any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements, employment agreements, consulting agreements or other commitments, the liabilities or commitments associated therewith exceed, in the case of the Company and its Subsidiaries collectively, $10,000 individually or $25,000 in the aggregate;

(q)  “Parent Material Contract” shall mean any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements, employment agreements, consulting agreements or other commitments, the liabilities or commitments associated therewith exceed, in the case of Parent and its subsidiaries collectively, $10,000 individually or $25,000 in the aggregate;

(r)  “Permitted Encumbrance” shall mean a Lien or Encumbrance (i) for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in the Company’s financial statements, (ii) arising in the ordinary course of business by statute with respect to a liability that is not yet due or delinquent, (iii) created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) securing purchase money debt or capital lease obligations which extend only to the interests in property, equipment, or other assets acquired with such purchase money debt or capital lease obligations or other indebtedness; or (v) which does not materially detract from the value or use of the asset to which it relates.

(s)  “Person” shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

(t)  "Principal Shareholder" shall mean, as of the date of this Agreement, Stonewell Partners LLP, a United Kingdom limited liability partnership, the principal shareholder of the Company or, in the event that Stonewell Partners LLP transfers its Company shares to an Affiliate prior to the Closing, such Affiliate.

(u)  “SEC” shall mean the Securities and Exchange Commission;

(v)  “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(w)  "Share Repurchase Agreement" shall mean the Share Repurchase Agreement dated September 23, 2005 by and among R Capital II, Ltd, Daniel Ratner, James Ratner, Stacy Ratner, JF Mita Trust, Aatish Salvi, and the Company.

(x)  “Taxes” shall mean all taxes (whether U.S. federal, state, local or non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Principal Shareholder have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

ZONE MINING LIMITED

By:	/s/ Stephen P. Harrington
Stephen P. Harrington President

ZM ACQUISITION CORP.

By:	/s/ Stephen P. Harrington
Stephen P. Harrington President

DRIVEITAWAY, INC.

By:	/s/ David M. Sola
David M. Sola Chief Executive Officer

STONEWELL PARTNERS LLP.

By:	/s/ David M. Sola
David M. Sola Managing Partner

[Signature Page to Agreement and Plan of Merger]